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                                                                   EXHIBIT 3.1

                 AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS
                              OF INPUT/OUTPUT, INC.


         The following amendments to the Amended and Restated Bylaws of Input/Output, Inc. (the "Bylaws") were duly adopted at a meeting of the Board of Directors of Input/Output, Inc. held on September 13, 1999:

1. Article VI, Section 1(b) is amended by adding the following sentence immediately following the first sentence of Section 1(b):

                  "It is intended that this Section 1(b) of Article VI mandate and require that the corporation advance potentially indemnifiable expenses to officers and directors of the corporation."


2. Article VI, Section 2 is amended by adding the following language immediately prior to the first sentence of such Section 2:

                  "In addition to and without limiting the obligation concerning the advancement of expenses mandated by Section 1(b) of this
                  Article VI,"

         so that, after giving effect to such amendment, Article VI, Section 2 of the Bylaws reads in its entirety as follows:

                  "Section 2. PREPAID EXPENSES. In addition to and without limiting the obligation concerning the advancement of expenses mandated by Section 1(b) of this Article VI, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case."

         Except as modified and amended by the foregoing amendments, the Bylaws remain in full force and effect with no further amendment or modification and, as so amended, were expressly ratified, confirmed and adopted by the Board of Directors of Input/Output, Inc. as of September 13, 1999.


                                             /s/ Greg Rosenstein
                                             ---------------------------
                                             Greg Rosenstein, Secretary